UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 3, 2016

(Date of earliest event reported)

Potash Corporation of Saskatchewan Inc.

(Exact name of registrant as specified in its charter)

Canada	1-10351	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 500, 122 – 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

(Address of principal executive offices, including zip code)

306 / 933-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with G. David Delaney’s retirement from his position as PotashCorp’s executive vice president and chief operating officer on January 31, 2016, PotashCorp entered into a letter agreement with Mr. Delaney, dated as of February 3, 2016, pursuant to which he agreed to customary non-disparagement and non-solicitation provisions and also agreed to sign a customary release. This letter agreement entitles Mr. Delaney to (1) a payment equal to two times the sum of (a) his current base salary, (b) his target short-term incentive plan (“STIP”) opportunity for 2015 and (c) his regular employer contributions and target performance-related employer contribution under the PCS U.S. Employees’ Savings Plan; (2) a payment equal to the pro rata portion of his 2016 target STIP opportunity plus an additional $150,000 in recognition of his contributions to the Company; and (3) reimbursement of certain outplacement and other costs. Mr. Delaney’s retirement will also entitle him to (1) exercise his vested stock options, including stock options that may vest after January 31, 2016, during the period ending January 31, 2019, (2) pay out of his 2015 STIP award based on the applicable levels of achievement, (3) retirement benefits under the PCS Supplemental Retirement Plan for U.S. Executives and (4) certain other retirement benefits under PotashCorp’s existing health and benefit plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:	/s/ Robert A. Kirkpatrick
Name:	Robert A. Kirkpatrick
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary

Dated: February 8, 2016